REPORT OF INDEPENDENT AUDITORS


Board of Trustees
Kemper Funds


In planning and performing our audit of the financial statements of each of the Kemper Funds listed in Exhibit A attached hereto (the
"Funds") for the period ended as of the date listed in Exhibit A attached hereto ("Report Date"), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of Report Date.

This report is intended solely for the information and use of the board of trustees and management and the Securities and Exchange Commission.




                                        ERNST & YOUNG LLP

Chicago, Illinois
January 19, 1999






Kemper Funds

                                   Exhibit A

November 30, 1998

Kemper Value Series:
   Kemper Contrarian Fund
   Kemper Dreman High Return Fund
   Kemper Small Cap Value Fund


Kemper High Income Trust
Kemper Municipal Income Trust
Kemper Multi-Market Income Trust
Kemper Strategic Municipal Income Trust
Kemper Strategic Income Fund
Kemper Value + Growth Fund
Kemper Quantitative Equity Fund
Kemper Europe Fund
Kemper Asian Growth Fund
Kemper Dreman Financial Services Fund